Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Announces Commencement of Secondary Common Stock Offering

Boca Raton, Florida, April 2, 2012

SBA Communications Corporation (NASDAQ: SBAC) (“SBA”) today announced the underwritten public offering of 5,250,000 shares of its Class A common stock by certain selling shareholders, which represent all the shares that were originally issued in connection with the closing of SBA’s recent Mobilitie acquisition. The shares will be offered pursuant to SBA’s shelf registration statement filed with the Securities and Exchange Commission. SBA will not sell any shares in the offering and will not receive any proceeds from the offering.

BofA Merrill Lynch is acting as sole underwriter for the offering. A preliminary prospectus supplement relating to the offering will be filed with the Securities and Exchange Commission. Copies of the preliminary prospectus supplement relating to these securities may be obtained from BofA Merrill Lynch at BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, attention: Prospectus Department or email dg.prospectus_requests@baml.com. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus relating to this offering, when available, may be obtained from BofA Merrill Lynch at BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, attention: Prospectus Department or email dg.prospectus_requests@baml.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction. The offering of these securities will be made only by means of the prospectus supplement and the accompanying prospectus.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North and Central America. By “Building Better Wireless”, SBA generates revenue from two primary businesses - site leasing and site development services. SBA’s primary focus is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements regarding the underwritten public offering of shares of SBA’s Class A common stock. These forward-looking statements may be affected by risks and uncertainties in SBA’s business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in SBA’s SEC filings, including SBA’s report on Form 10-K filed with the SEC. SBA wishes to caution readers that certain important factors may have affected and could in the future affect SBA’s actual results and could cause SBA’s actual results for subsequent periods to differ materially from

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those expressed in any forward-looking statement made by or on behalf of SBA, including the risk that the offering of the Class A common stock cannot be successfully completed. SBA undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Contacts:

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

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